Exhibit 99.1.

                U. S. STEEL ANNOUNCES DISCOUNT ON STOCK PURCHASES
                       THROUGH DIVIDEND REINVESTMENT PLAN

     PITTSBURGH, Feb. 8 - United States Steel Corporation (NYSE: X) announced today that participants in its Dividend Reinvestment and Stock Purchase Plan
(Plan) will receive a 3 percent discount on initial and optional cash purchases and on the reinvestment of dividends. The discount is effective with Plan purchases beginning February 8, 2002 and will continue until further notice.
The discount will be subtracted from the purchase price of shares purchased pursuant to the Plan.
     Under terms of the Plan, purchases with reinvested dividends and optional cash are entitled to a discount of zero to 3 percent, to be determined in the sole discretion of the Corporation from time to time.
     Under Internal Revenue Service rules, the 3 percent discount on cash purchases and dividend reinvestments is treated as a dividend to the shareholder. Accordingly, the discount will be included in dividends reported to the IRS and the participating shareholder on IRS Form 1099-DIV. The preceding tax discussion is for general information only and Plan participants should consult their own tax advisors to determine the particular tax consequences that may result from participation in the Plan.
     If a Plan participant has any questions and/or wants to confirm the most current discount, United States Steel Corporation Dividend Reinvestment and Stock Purchase Plan information may be obtained by calling (412) 433-4707.
     This press release is not intended to be an offer to sell or the solicitation of an offer to purchase, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.
     Plan participants are advised to read the Plan prospectus because it contains important information pertaining to the Plan. A copy of the registration statement and prospectus filed by United States Steel LLC, now United States Steel Corporation, with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission's website (http://www.sec.gov/). Also, a copy of the prospectus contained in the registration statement may be obtained from United States Steel Corporation Shareholder Services, 600 Grant Street, Room 611, Pittsburgh, PA 15219-2800.